UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2012

Zhongpin Inc.

 (Exact name of registrant as specified in charter)

Delaware	001-33593	54-2100419
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Changshe Road, Changge City, Henan Province	461500
People’s Republic of China
(Address of principal executive offices)	(Zip Code)

011 86 10-8455 4188

(Registrant’s telephone number, including area code)

 Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 26, 2012, Zhongpin Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Golden Bridge Holdings Limited, a Cayman Islands exempted company with limited liability (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and (solely for the purposes of Section 6.6(c) and 6.15 of the Merger Agreement) Mr. Xianfu Zhu, the Company’s Chief Executive Officer and Chairman of the its Board of Directors, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company and a wholly-owned subsidiary of Parent.

Board and Special Committee Approval

The Company’s Board of Directors (“Board”), acting upon the unanimous recommendation of the special committee formed by the Board (the “Special Committee”), approved the Merger Agreement and resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement. The Special Committee was comprised of Mr. Raymond Leal, Mr. Yaoguo Pan, and Mr. Xiaosong Hu, all of whom are independent directors and unaffiliated with Mr. Zhu, Parent, Merger Sub or the Sponsor (as defined below). The Special Committee exclusively evaluated and negotiated the terms of the Merger Agreement on behalf of the Company with the assistance of its financial and legal advisers.

Ownership of Parent and Merger Sub

Parent and Merger Sub are beneficially owned by Mr. Xianfu Zhu. Pursuant to an equity contribution agreement between Parent, Jinqiao Investments Limited, a business company formed under the laws of the British Virgin Islands (“Holdco”) and Mr. Xianfu Zhu, Mr. Baoke Ben, Mr. Chaoyang Liu, Mr. Qinghe Wang, Mr. Shuichi Si and Ms. Juanjuan Wang (collectively, the “Rollover Holders”) dated as of the date of the Merger Agreement (the “Rollover Agreement”), the Rollover Holders have agreed to contribute all of the shares of the Company common stock held by them immediately prior to the effective time of the Merger (the “Rollover Shares”) to Parent, and they will become shareholders in Holdco upon the consummation of the Merger. As of the date of the Merger Agreement, the Rollover Holders collectively beneficially own approximately 26% of the outstanding Company common stock. Pursuant to a voting agreement between Parent and the Rollover Holders dated as of the date of the Merger Agreement (the “Voting Agreement”), the Rollover Holders have agreed that, from the date of the Voting Agreement until the termination of the Voting Agreement in accordance with its terms, each Rollover Holder will appear at any shareholders’ meeting of the Company or otherwise cause the Rollover Shares to be counted as present for the purposes of establishing a quorum and vote or cause to be voted the Rollover Shares in favor of the adoption of the Merger Agreement.

The Merger

Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions to the transactions contemplated thereby, at the effective time of the Merger, each share of the Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Parent, Merger Sub or the Rollover Holders immediately prior to the effective time of the Merger, (ii) the Company or any direct or indirect wholly-owned subsidiary of the Company or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $13.50 in cash (the “Per Share Merger Consideration”), without interest. In connection with the Merger, each option to purchase Company common stock that is outstanding, whether vested or unvested, shall be cancelled at the effective time of the Merger and converted into the right to receive, net of any applicable withholding taxes, cash in an amount equal to the excess of the Per Share Merger Consideration over the exercise price payable per share of Company common stock issuable under each option.

Representations and Warranties; Covenants

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement. The Company has also agreed to customary covenants, including, among other things, covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger and (ii) the calling and holding of a meeting of the Company’s stockholders for the purpose of obtaining the requisite approval of the Company’s stockholders necessary to adopt the Merger Agreement and effect the Merger under Delaware law.

Each of Parent and Merger Sub has made customary representations and warranties to the Company in the Merger Agreement. In addition, Parent and Merger Sub have agreed to customary covenants, including, among other things, a covenant to use their reasonable best efforts to satisfy the conditions to the debt and equity financing necessary to consummate the Merger.

Closing Conditions

Consummation of the Merger is subject to customary conditions, including without limitation: (i) the approval by affirmative vote of the holders of a majority of the outstanding shares of Company common stock and a majority of outstanding shares of Company common stock other than shares of Company common stock owned by Parent, Merger Sub, the Rollover Holders, and their respective affiliates at a stockholders’ meeting (the “Stockholder Approval”); and (ii) the absence of any order, injunction, decree or law prohibiting or restraining the Merger or making the consummation of the Merger illegal. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including but not limited to: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement at the effective time of the Merger (subject to materiality qualifiers), (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects, and (z) stockholders holding no more than ten percent (10%) of the outstanding Company common stock having properly exercised and perfected appraisal rights under Delaware law. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence of any circumstance, event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement).

Go-Shop Period

During the period beginning on the date of the Merger Agreement and continuing through January 25, 2013 (the “Go-Shop Period”), the Company may (acting under the direction of the Special Committee) initiate, solicit and encourage, whether publicly or otherwise, any alternative transaction proposals from third parties, provide non-public information to and engage in discussions or negotiations with third parties with respect to alternative transaction proposals. Starting on January 26, 2013, the Company will become subject to customary “no-shop” restrictions on its ability to solicit alternative transaction proposals from third parties or to provide non-public information to or engage in discussions or negotiations with third parties regarding alternative transaction proposals, except that the Company may continue to engage in the aforementioned activities with certain third parties that contacted the Company and made an alternative transaction proposal during the Go-Shop Period that the Special Committee has determined constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below).

Notwithstanding the limitations applicable after the Go-Shop Period, prior to the receipt of the Stockholder Approval, the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to unsolicited alternative transaction proposals that the Special Committee has determined are or could reasonably be expected to lead to a Superior Proposal. Under the Merger Agreement, a “Superior Proposal” is defined as an acquisition proposal that the Special Committee has determined in good faith (after consultation with the Company’s outside legal and financial advisors) is reasonably likely to be consummated on the terms proposed and, if consummated, would result in a transaction more favorable to the Company’s stockholders than the terms of the Merger Agreement.

Termination; Termination Fees and Parent Expenses

The Merger Agreement contains certain termination rights for the Company and Parent. The Merger Agreement may be terminated under certain circumstances, including, among others, termination by mutual agreement of the parties or by either party if the Merger is not consummated on or before November 26, 2013. In addition, the Company (acting upon the recommendation of the Special Committee) may terminate the Merger Agreement at any time for any reason on or prior to January 25, 2013, as set forth in the Merger Agreement. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the Company terminates the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal received during the time period beginning on the day which is sixteen days after the date of the Merger Agreement and ending on the last day of Go-Shop Period, the Company will have to pay Parent a termination fee of $3 million. If the Company terminates the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal received on or before the day which is fifteen days after the date of the Merger Agreement, the Company shall not be obligated to pay any termination fee. If the termination fee becomes payable in other specifically defined circumstances, the amount of the termination fee payable by the Company to Parent will be $5 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $12.5 million in the event that the Company terminates the Merger Agreement because of Parent’s material breach of the Merger Agreement or because Parent has not closed the Merger within ten business days of notice that all conditions are satisfied.

Equity and Debt Financing

Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. China Wealth Growth Fund I L.P. (the “Sponsor”), has committed to capitalize Holdco, at or prior to the Closing, with an aggregate equity contribution in an amount equal to $85 million on the terms and subject to the conditions set forth in the equity commitment letter entered into by the Sponsor and Holdco in connection with the Merger (the “Equity Commitment Letter”). The Sponsor has also provided the Company with a limited guaranty in favor of the Company, guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including 39.39 percent of any reverse termination fee that may become payable by Parent.

China Development Bank Corporation Hong Kong Branch (the “Lender”) has committed to provide a $320 million term loan facility to the Parent on the terms and conditions set forth in a facility agreement (the “Facility Agreement”). The availability period of the loan terminates on the date falling twelve months from the date of the Facility Agreement (November 26, 2013) or another date approved by the Lender in its sole discretion.

Limited Guaranty

In connection with the Merger Agreement, each of Mr. Xianfu Zhu and the Sponsor also entered into a limited guaranty in favor of the Company with respect to certain payment obligations of Parent under the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference. The Merger Agreement has been attached to provide stockholders and investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and should not be relied upon by any investor in the Company, nor should any investor rely upon any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub, or any of their respective subsidiaries or affiliates. The representations and warranties have been qualified by matters disclosed in reports filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters of fact. Investors in the Company are not third-party beneficiaries under the Merger Agreement. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into the proxy statement and other documents that the Company files with the SEC.

Item 8.01. Other Events.

On November 26, 2012, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated November 26, 2012 by and among Zhongpin Inc., Golden Bridge Holdings Limited, Golden Bridge Merger Sub Limited and Mr. Xianfu Zhu.

99.1	Press Release of Zhongpin Inc., dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC. (Registrant)

Dated: November 26, 2012	By:	/s/ Feng Wang
Name: Feng Wang
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated November 26, 2012 by and among Zhongpin Inc., Golden Bridge Holdings Limited, Golden Bridge Merger Sub Limited and Mr. Xianfu Zhu.

99.1	Press Release of Zhongpin Inc., dated November 26, 2012.